Exhibit 2.1

FIRST AMENDMENT TO AMENDED AND RESTATED MASTER SALE AND

PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED MASTER SALE AND PURCHASE AGREEMENT, dated as of June 30, 2009 (this “Amendment”), is made by and among General Motors Corporation, a Delaware corporation (“Parent”), Saturn LLC, a Delaware limited liability company (“S LLC”), Saturn Distribution Corporation, a Delaware corporation (“S Distribution”), Chevrolet-Saturn of Harlem, Inc., a Delaware corporation (“Harlem,” and collectively with Parent, S LLC and S Distribution, “Sellers,” and each a “Seller”), and NGMCO, Inc., a Delaware corporation and successor-in-interest to Vehicle Acquisition Holdings LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Sellers and Purchaser have entered into that certain Amended and Restated Master Sale and Purchase Agreement, dated as of June 26, 2009 (the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

Section 1. Capitalized Terms. All capitalized terms used but not defined herein shall have the meanings specified in the Purchase Agreement.

Section 2. Amendments to Purchase Agreement.

(a) Section 2.3(a)(v) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(v) all Liabilities of Sellers (A) arising in the Ordinary Course of Business during the Bankruptcy Cases through and including the Closing Date, to the extent such Liabilities are administrative expenses of Sellers’ estates pursuant to Section 503(b) of the Bankruptcy Code and (B) arising prior to the commencement of the Bankruptcy Cases, to the extent approved by the Bankruptcy Court for payment by Sellers pursuant to a Final Order (and for the avoidance of doubt, Sellers’ Liabilities in clauses (A) and (B) above include all of Sellers’ Liabilities for personal property Taxes, real estate and/or other ad valorem Taxes, use Taxes, sales Taxes, franchise Taxes, income Taxes, gross receipt Taxes, excise Taxes, Michigan Business Taxes and Michigan Single Business Taxes and other Liabilities mentioned in the Bankruptcy Court’s Order - Docket No. 174), in each case, other than (1) Liabilities of the type described in Section 2.3(b)(iv), Section 2.3(b)(vi), Section 2.3(b)(ix) and Section 2.3(b)(xii), (2) Liabilities arising under any dealer sales and service Contract and any Contract related thereto, to the extent such Contract has been designated as a Rejectable Executory Contract, and (3) Liabilities otherwise assumed in this Section 2.3(a);

(b) Section 2.3(a)(ix) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(ix) all Liabilities to third parties for death, personal injury, or other injury to Persons or damage to property caused by motor vehicles designed for operation on public roadways or by the component parts of such motor vehicles and, in each case, manufactured, sold or delivered by Sellers (collectively, “Product Liabilities”), which arise directly out of death, personal injury or other injury to Persons or damage to property caused by accidents or incidents first occurring on or after the Closing Date and arising from such motor vehicles’ operation or performance (for avoidance of doubt, Purchaser shall not assume, or become liable to pay, perform or discharge, any Liability arising or contended to arise by reason of exposure to materials utilized in the assembly or fabrication of motor vehicles manufactured by Sellers and delivered prior to the Closing Date, including asbestos, silicates or fluids, regardless of when such alleged exposure occurs);

(c) Section 2.3(b)(xii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(xii) all workers’ compensation Claims with respect to Employees residing or employed in, as the case may be and as defined by applicable Law, (A) the states set forth on Exhibit G and (B) if the State of Michigan (1) fails to authorize Purchaser and its Affiliates operating within the State of Michigan to be a self-insurer for purposes of administering workers’ compensation Claims or (2) requires Purchaser and its Affiliates operating within the State of Michigan to post collateral, bonds or other forms of security to secure workers’ compensation Claims, the State of Michigan (collectively, “Retained Workers’ Compensation Claims”);

(d) Section 6.6(d) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(d) All Assumable Executory Contracts shall be assumed and assigned to Purchaser on the date (the “Assumption Effective Date”) that is the later of (i) the date designated by the Purchaser and (ii) the date following expiration of the objection deadline if no objection, other than to the Cure Amount, has been timely filed or the date of resolution of any objection unrelated to Cure Amount, as provided in the Sale Procedures Order; provided, however, that in the case of each (A) Assumable Executory Contract identified on Section 6.6(a)(i) of the Sellers’ Disclosure Schedule, (2) Deferred Termination Agreement (and the related Discontinued Brand Dealer Agreement or Continuing Brand Dealer Agreement)

designated as an Assumable Executory Contract and (3) Participation Agreement (and the related Continuing Brand Dealer Agreement) designated as an Assumable Executory Contract, the Assumption Effective Date shall be the Closing Date and (B) Assumable Executory Contract identified on Section 6.6(a)(ii) of the Sellers’ Disclosure Schedule, the Assumption Effective Date shall be a date that is no later than the date set forth with respect to such Executory Contract on Section 6.6(a)(ii) of the Sellers’ Disclosure Schedule. As soon as reasonably practicable following a determination that an Executory Contract shall be designated as an Assumable Executory Contract hereunder, Sellers shall use reasonable best efforts to notify each third party to such Executory Contract of their intention to assume and assign such Executory Contract in accordance with the terms of this Agreement and the Sale Procedures Order. On the Assumption Effective Date for any Assumable Executory Contract, such Assumable Executory Contract shall be deemed to be a Purchased Contract hereunder. If it is determined under the procedures set forth in the Sale Procedures Order that Sellers may not assume and assign to Purchaser any Assumable Executory Contract, such Executory Contract shall cease to be an Assumable Executory Contract and shall be an Excluded Contract and a Rejectable Executory Contract. Except as provided in Section 6.31, notwithstanding anything else to the contrary herein, any Executory Contract that has not been specifically designated as an Assumable Executory Contract as of the Executory Contract Designation Deadline applicable to such Executory Contract, including any Deferred Executory Contract, shall automatically be deemed to be a Rejectable Executory Contract and an Excluded Contract hereunder. Sellers shall have the right, but not the obligation, to reject, at any time, any Rejectable Executory Contract; provided, however, that Sellers shall not reject any Contract that affects both Owned Real Property and Excluded Real Property (whether designated on Exhibit F or now or hereafter designated on Section 2.2(b)(v) of the Sellers’ Disclosure Schedule), including any such Executory Contract that involves the provision of water, water treatment, electric, fuel, gas, telephone and other utilities to any facilities located at the Excluded Real Property, whether designated on Exhibit F or now or hereafter designated on Section 2.2(b)(v) of the Sellers’ Disclosure Schedule (the “Shared Executory Contracts”), without the prior written consent of Purchaser.

Section 3. Effectiveness of Amendment. Upon the execution and delivery hereof, the Purchase Agreement shall thereupon be deemed to be amended and restated as set forth in Section 2, as fully and with the same effect as if such amendments and restatements were originally set forth in the Purchase Agreement.

Section 4. Ratification of Purchase Agreement; Incorporation by Reference. Except as specifically provided for in this Amendment, the Purchase Agreement is hereby confirmed and ratified in all respects and shall be and remain in full force and effect in accordance with its terms. This Amendment is subject to all of the terms, conditions and limitations set forth in the Purchase Agreement, including Article IX thereof, which sections are hereby incorporated into this Amendment, mutatis mutandis, as if they were set forth in their entirety herein.

Section 5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement. All signatures of the Parties may be transmitted by facsimile or electronic delivery, and each such facsimile signature or electronic delivery signature (including a pdf signature) will, for all purposes, be deemed to be the original signature of the Party whose signature it reproduces and be binding upon such Party.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed by its duly authorized officer, in each case as of the date first written above.

GENERAL MOTORS CORPORATION

By:	/s/ Frederick A. Henderson
Name:	Frederick A. Henderson
Title:	President and Chief Executive Officer

SATURN LLC

By:	/s/ Jill Lajdziak
Name:	Jill Lajdziak
Title:	President

SATURN DISTRIBUTION CORPORATION

By:	/s/ Jill Lajdziak
Name:	Jill Lajdziak
Title:	President

CHEVROLET-SATURN OF HARLEM, INC.

By:	/s/ Michael Garrick
Name:	Michael Garrick
Title:	President

NGMCO, INC.

By:	/s/ Sadiq Malik
Name:	Sadiq Malik
Title:	Vice President and Treasurer